Exhibit 6.11

SOFTWARE PURCHASE AGREEMENT

                SOFTWARE PURCHASE AGREEMENT, dated as of August 9, 2019 (this “Agreement”) is made by and between PROMETHEUM, INC. a Delaware corporation (the “Company”) and InteliClear LLC, a Connecticut limited liability company (“InteliClear”).

RECITALS

                WHEREAS, the Company and InteliClear have entered into that certain letter of intent and binding term sheet, dated August 8, 2019 (the “LOI”); and

                WHEREAS, capitalized terms used and not defined herein shall have the meanings given to such terms in the LOI; and

                WHEREAS, InteliClear desires to sell to the Company, and the Company desires to purchase the Purchased Software (as defined herein) on the terms and conditions contained in this Agreement;

                NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants set forth herein and the LOI, the Company and InteliClear agree as follows:

ARTICLE I
SALE AND ASSIGNMENT OF PURCHASED SOFTWARE

                1.1           Sale and Assignment of Purchased Software. InteliClear does hereby absolutely, unconditionally and irrevocably assign, transfer, deliver and convey to the Company, its successors and assigns, the rights, title and interest to a version of the source code of InteliClear’s Post Trade Solutions software to allow for clearance, settling, custody and control processes and records for traded crypto securities and any additional tools and their source code; installation guides, installation scripts and maintenance guides; specific protocol or API specifications (e.g. FIX and other supported interfaces); test documentation and test tools/scripts; any sample databases and access to test systems if available process/operational documentation and user guides (collectively, “Purchased Software”) free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”).

                1.2           Purchase Price. As consideration for the Purchased Software, the Company does hereby deliver to InteliClear, the purchase price, payable as follows:

                                (a)               1,250,000 shares of the Company’s restricted Common Stock;

                                (b)               An Ember Warrant exercisable to purchase 1,250,000 Ember Tokens, when and if created in the genesis block;

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                                (c)               Cash payments of $5,000 per month, commencing on the first day of the 4th month after the starting date of the Exclusivity Period (as hereinafter defined) and terminating upon the live implementation of the bookkeeping system for crypto securities;

                                (d)               A one-time cash payment of $300,000 (less all payments previously made pursuant to Section 2(c) above) payable immediately following the commencement of public trading of crypto-securities on Prometheum Ember ATS, Inc.’s alternative trading system for crypto-securities (the “ATS Commencement Date”); In the event that the Company terminates its efforts for its subsidiary Prometheum Ember ATS, Inc. to be an alternative trading system the Company’s obligation to pay the remaining payments due to InteliClear will be payable at $10,000 per month until paid in full. Should the Company fail to pay its obligations to InteliClear and should such failure continue for 90 days after written demand for payment, InteliClear shall have the right to the return of the Purchased Software.

                1.3           A one-time cash payment of $150,000 payable on the one-year anniversary of the ATS Commencement Date; and

                1.4           A one-time cash payment of $150,000 payable on the two-year anniversary of the ATS Commencement Date.

ARTICLE II
CLOSING

                2.1           Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”),

                2.2           Closing Deliveries. On the Closing Date the parties hereto shall make the following deliveries:

                                (a)               InteliClear shall deliver to the Company, the Purchased Software and all source code relating to the Purchased Software.

                                (b)               The Company shall deliver to InteliClear, a certificate representing 1,250,000 shares of restricted Common Stock, bearing a restrictive legend, and an Ember Warrant exercisable to purchase 1,250,000 Ember Tokens.

                2.3           Exclusivity Period. Until February 8, 2020 (the date that is six (6) months from the date of execution of the LOI), InteliClear will not authorize any new licensees to allow for clearance, settling, custody and control processes and records for traded crypto securities recorded on a distributed ledger.

                2.4           Non-Compete. The Company will not resell or license the Purchased Software for its independent use by third parties outside of the Company’s Prometheum ecosystem. The Company will not use the Purchased Software to trade securities currently using DTCC or NSCC for clearance, settling, custody and control. However, nothing herein or in the LOI will prevent the Company from selling or licensing its distributed ledger technology or the Company’s Prometheum ecosystem at the Company’s discretion. The Purchased Software may be used by the Company for any purpose other than those set out herein, including to further develop the Company’s intellectual property and to integrate directly into the Company’s proprietary crypto security (security token) and DLT infrastructure.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

                3.1           Organization and Authority of Seller; Enforceability. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller has full power to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and to own all of its properties and to carry on its business as it is now being conducted. The execution, delivery and performance by the Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of the Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

                3.2           No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions provided for herein, do not and will not: (a) violate or conflict with the certificate of formation, operating agreement or other organizational documents of the Seller; (b) violate any agreement or commitment made by Seller, or any requirement binding on Seller; or (c) result in the creation or imposition of any Encumbrance on the Purchased Software. No consent, approval, waiver or authorization is required to be obtained by the Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

                3.3           Title to Purchased Software. The Seller owns and has good and marketable title to all of the Purchased Software, free and clear of Encumbrances.

                3.4           Purchased Software Intellectual Property.

                                (a)               “Purchased Software Intellectual Property” means any and all of the following in any jurisdiction throughout the world specifically tied to the Purchased Software: (i) trademarks and service marks, including all applications and registrations; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; (vi) source code; and (vii) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing).

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                                (b)               Seller owns or has adequate, valid and enforceable rights to use all the Purchased Software Intellectual Property, free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Purchased Software Intellectual Property, or restricting the licensing thereof to any person or entity.

                                (c)               Seller’s prior and current use of the Purchased Software Intellectual Property has not and does not infringe, violate, dilute or misappropriate the intellectual property rights of any person or entity and to Seller’s knowledge there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased Software Intellectual Property. To Seller’s knowledge, no person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased Software Intellectual Property, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

ARTICLE IV
COVENANTS

                4.1           Seller’s Post-Closing Covenants. From and after the time of Closing, Seller shall provide the Company with the following:

                                (a)               support as requested by the Company from time to time in connection with the Company obtaining regulatory approvals

                                (b)               installation support for the Company’s production and testing systems;

                                (c)               post ATS Commencement Date support and maintenance as requested by the Company from time to time;

                                (d)               post ATS Commencement Date updates to the Purchased Software and the Purchased Software Intellectual Property; and

                                (e)               general consulting and advisory services as requested by the Company from time to time on the best use of the Purchased Software (both technically and operationally).

                4.2           Public Announcements. Unless otherwise required by applicable law (including required disclosures and filings under the Securities and Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, and including quarterly and annual press releases regarding operations and financial results), no party shall make any public announcements regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

                4.3           Further Assurances. Following the Closing, each of the Parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

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ARTICLE V
INDEMNIFICATION

                5.1           Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

                5.2           Indemnification by the Company and InteliClear. Each party, shall defend, indemnify and hold harmless the other party and its affiliates, and their respective stockholders, members, directors, officers, managers, and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

                                (a)               any inaccuracy in or breach of any of the representations or warranties of the Company or InteliClear contained in this Agreement or any document to be delivered hereunder; or

                                (b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or InteliClear pursuant to this Agreement or any document to be delivered hereunder.

ARTICLE VI
MISCELLANEOUS

                6.1           Effect of Agreement. The terms of the LOI shall remain binding on the parties hereto, however, in the event of any conflict between the provisions hereof and the provisions of the LOI, the provisions of this Agreement shall govern and control.

                6.2           Governing Law. The parties acknowledge and agree that: (i) this Agreement shall be construed and interpreted pursuant to the laws of the State of New York without consideration to any conflict or choice of law provisions or principles; (ii) any claim, demand, action, lawsuit or other proceeding arising from, or related to, this Agreement or its subject matter shall be brought and determined solely in a state or federal court sitting in the County of New York in the State of New York; and (iii) each party expressly consists to the jurisdiction of the foregoing court.

                6.3           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Agreement.

[Signatures on Next Page]

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                IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the date first above written.

PROMETHEUM, INC.

By:	/s/ Benjamin S. Kaplan
Benjamin S. Kaplan, Co-CEO

INTELICLEAR LLC

By:	/s/ Martin Barretto
Martin Barretto, Managing Member